EXHIBIT 10m

May 4, 1998

Ken Hill
Poe & Brown, Inc.
220 S. Ridgewood Avenue
Daytona Beach, FL  32114

Re:	Health Insurance; Life Insurance

Dear Ken:

This will confirm that, in consideration of the agreements entered into between Poe & Brown, Inc. (the "Company") and you this date, the Company has agreed to the following arrangement in the event of your death during the first four years of the term of the Addendum to Employment Agreement, that is, prior to April 30, 2002: the Company will pay to your spouse $10,000 per year (or a prorated fraction thereof for each portion of a year) for use in purchasing health insurance benefits for herself and any covered dependents for each year or portion thereof after the expiration of the 36-month period during which your spouse and covered dependents would be eligible to purchase continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the terms of the Company's medical plan, and prior to May 1, 2005.

This will further confirm the Company's agreement to purchase, and to keep in effect throughout the term of your Employment Agreement, that is, until April 30, 2005, a life insurance policy naming your wife if she survives you, or the personal representative of your estate, if your wife fails to survive you, or such other beneficiary or beneficiaries as you may designate to the Company in writing, as beneficiaries. The life insurance policy is intended to supply to your designated beneficiary an amount representing the balance of the annual salary payments provided for in your Employment Agreement which remain unpaid at the time of your death.

Sincerely,

POE & BROWN, INC.

/s/ J. HYATT BROWN

J. Hyatt Brown
Chairman, President and
Chief Executive Officer